Exhibit 99.2

News Release
FOR IMMEDIATE RELEASE
MARCH 18, 2013

CHESAPEAKE ENERGY CORPORATION ANNOUNCES
CASH TENDER OFFERS FOR SENIOR NOTES

OKLAHOMA CITY, OKLAHOMA, March 18, 2013 – Chesapeake Energy Corporation (NYSE:CHK) today announced the commencement of two separate tender offers (collectively the “Tender Offers” and each a “Tender Offer”) for any and all of its 7.625% Senior Notes due 2013 (the “2013 Notes”) and its 6.875% Senior Notes due 2018 (the “2018 Notes” and, together with the 2013 Notes, the “Notes”).

The Tender Offers are being made pursuant to an Offer to Purchase and a related Letter of Transmittal, each dated March 18, 2013, which set forth a more detailed description of the terms and conditions of each Tender Offer.

Upon the terms and subject to the conditions described in the Offer to Purchase, the Letter of Transmittal and any amendments or supplements to the foregoing, Chesapeake is offering to purchase for cash any and all of the outstanding Notes.

Holders must validly tender their Notes at or prior to 5:00 p.m., New York City time, on March 28, 2013 (such date and time, as it may be extended with respect to a Tender Offer, the "Early Tender Date") to be eligible to receive the applicable Total Consideration (as set forth in the table below), which includes the applicable Early Tender Premium (as set forth in the table below).  Each Tender Offer will expire at 11:59 p.m., New York City time, on April 12, 2013, unless it is extended or earlier terminated (such date and time as it may be extended with respect to a Tender Offer, the “Expiration Date”).

Notes	CUSIP/ISIN Numbers	Principal Amount Outstanding	Purchase Price(1)	Early Tender Premium(2)	Total Consideration(1)
7.625% Senior Notes due 2013	165167BY2/ US165167BY25	$464,110,000	$990.00	$30.00	$1,020.00
6.875% Senior Notes due 2018	165167CE5/ US165167CE51	$473,668,000	$1,044.50	$30.00	$1,074.50
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(1)  Per $1,000 principal amount, as applicable, of Notes validly tendered and accepted for purchase in the Tender Offers, and excluding any accrued interest, which will be paid in addition to the Total Consideration or Purchase Price, as applicable, up to but not including the applicable settlement date.

(2)  Per $1,000 principal amount, as applicable, of Notes validly tendered and accepted for purchase in the Tender Offers prior to the applicable Early Tender Date; included in Total Consideration.

Chesapeake’s obligation to accept for purchase and to pay for Notes in an applicable Tender Offer is subject to the satisfaction or waiver of a number of conditions, including the receipt by Chesapeake, at or prior to the earliest early settlement date (as described below), of an aggregate amount of at least $1.0 billion in net proceeds from one or more debt financing transactions, including debt capital markets transactions, on terms reasonably satisfactory to Chesapeake (the “Financing Condition”).  On March 18, 2013, Chesapeake commenced an offering of $2.3 billion of its senior notes, and such offering, if successfully completed, will satisfy the Financing Condition.  The Tender Offers are not contingent upon the tender of any minimum principal amount of Notes.  This press release is not an offer to sell or the solicitation of an offer to buy any securities.  Offers and sales of any securities will only be made by means of a  prospectus or offering memorandum, on the terms and subject to the conditions set forth therein.

Holders of Notes that are validly tendered at or prior to the applicable Early Tender Date and accepted for purchase by Chesapeake will receive the applicable Total Consideration, which is equal to the Purchase Price (as set forth in the table above) for the applicable Notes plus the Early Tender Premium for such Notes.  Holders of Notes tendered after the applicable Early Tender Date but before the applicable Expiration Date and accepted for purchase by Chesapeake will receive the applicable Purchase Price, but not the Early Tender Premium.

In addition to the applicable Purchase Price or the applicable Total Consideration, as the case may be, holders of Notes of a series accepted for purchase will also receive accrued and unpaid interest on those Notes from the last interest payment date for such Notes to, but not including, the applicable settlement date for such series of Notes.

CHESAPEAKE CONTACTS:		MEDIA CONTACTS:		CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	Gary T. Clark, CFA	Michael Kehs	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-6741	(405) 935-2560	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	gary.clark@chk.com	michael.kehs@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154

Settlement of Notes that are validly tendered and accepted for purchase at or prior to the applicable Early Tender Date will promptly follow the satisfaction or waiver of the Financing Condition and the other conditions applicable to such Tender Offer but in no event earlier than the applicable Early Tender Date with respect to such Tender Offer.  Chesapeake currently anticipates that each such early settlement date will occur on or about April 1, 2013 (such date being subject to change without prior notice).

Settlement of Notes that are validly tendered and accepted for purchase after the applicable Early Tender Date but before the applicable Expiration Date will promptly follow the applicable Expiration Date. Chesapeake currently anticipates that each such settlement date will occur on or about April 15, 2013 (such date being subject to change without prior notice).

Tendered Notes may be withdrawn from the applicable Tender Offer at or prior to, but not after, 5:00 p.m., New York City time, on March 28, 2013 (a “Withdrawal Deadline”), unless the applicable Withdrawal Deadline is extended with respect to a Tender Offer or the applicable Tender Offer is earlier terminated.  Chesapeake expressly reserves the right, in its sole discretion, subject to applicable law, to (1) terminate a Tender Offer prior to the applicable Expiration Date and not accept for purchase any applicable Notes subject to such Tender Offer, (2) waive any and all of the conditions to a Tender Offer, (3) extend the applicable Early Tender Date, Withdrawal Deadline or Expiration Date for a Tender Offer, (4) amend the terms of a Tender Offer or (5) change any settlement date applicable to a Tender Offer.  Until the applicable Expiration Date, no assurance can be given that a Tender Offer will be completed.

Chesapeake has retained Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC  as the dealer managers for the Tender Offers. D.F. King & Co., Inc. has been retained as the tender agent and information agent for the Tender Offers.  For additional information regarding the terms of the Tender Offers, please contact: Credit Suisse Securities (USA) LLC at (800) 820-1653 (U.S. toll free) or (212) 538-2147 (collect) or Morgan Stanley & Co. LLC at (800) 624-1808 (U.S. toll free) or (212) 761-1057 (collect).  Requests for documents and questions regarding the tender of Notes may be directed to D.F. King & Co, Inc. at the address, telephone numbers and email address set forth below.

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Attention: Elton Bagley

Banks and brokers call collect: (212) 269-5550
All others call toll-free: (800) 697-6975

Email: chk@dfking.com

The Offer to Purchase and the related Letter of Transmittal are expected to be distributed to holders of Notes beginning today. Copies of the Offer to Purchase and the Letter of Transmittal related to the Tender Offers may also be obtained at no charge from D.F. King & Co., Inc.

None of Chesapeake, its board of directors, the dealer managers or the tender agent and information agent makes any recommendation that you tender or refrain from tendering all or any portion of the principal amount of your Notes, and no one has been authorized by any of them to make such a recommendation.

This announcement does not constitute an offer to purchase or a solicitation of an offer to sell any securities.  The Tender Offers are being made solely by means of the Offer to Purchase and the related Letter of Transmittal.  In any jurisdiction where the laws require a tender offer to be made by a licensed broker or dealer, the Tender Offers will be deemed to be made on behalf of Chesapeake by the dealer managers, or one or more registered brokers or dealers under the laws of such jurisdiction.

Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas, a top 11 producer of oil and natural gas liquids and the most active driller of new wells in the U.S. Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S. Chesapeake owns leading positions in the Eagle Ford, Utica, Granite Wash, Cleveland, Tonkawa, Mississippi Lime and Niobrara unconventional liquids plays and in the Marcellus, Haynesville/Bossier and Barnett unconventional natural gas shale plays. The company also owns substantial marketing and oilfield services businesses through its subsidiaries Chesapeake Energy Marketing, Inc. and Chesapeake Oilfield Operating, L.L.C. Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.

This news release includes "forward-looking statements," including the expected consummation of the Tender Offers and the expected consummation of a debt financing, that give Chesapeake's current expectations or forecasts of future events.  Although we believe the expectations and forecasts reflected in our forward-looking statements are reasonable, we can give no assurance they will prove to have been correct.  They can be affected by inaccurate or changed assumptions or by known or unknown risks and uncertainties (including those stated in Chesapeake’s Annual Report on Form 10-K for the year ended December 31, 2012), and actual results may differ from the expectation expressed.  We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update this information.